                                                                                Exhibit 10.1

Enterprise Informatics, Inc.
10052 Mesa Ridge Court
Suite 100
San Diego, CA  92121

Attn: Alan Kiraly, CEO

October 19, 2007

As you are aware, ERP2 Holdings, LLC, a Delaware limited liability company (“ERP2”), recently acquired various preferred stock, common stock and debt interests of Enterprise Informatics, Inc. (the “Company”) from Spescom, Ltd. and Spescom Limited.  Among the interests acquired by ERP2 are certain demand notes, dated March 15, 2002 and April 19, 2002, issued by the Company and payable in the amount of $676,138.40 (as of September 30, 2007) to Spescom Ltd. (the “Secured Demand Notes”).

The purpose of this letter is to confirm ERP2’s rights with respect to the Secured Demand Notes and propose a consent structure and due diligence process that will (1) grant a forbearance of our right to demand payment on the Secured Demand Notes until December 21, 2007 and (2) enable ERP2 to develop a proposal to provide additional financing to the Company, including a long-term refinancing of the Secured Demand Notes.

The Secured Demand Notes are currently due and payable in full, and ERP2 reserves all rights to seek immediate repayment of the Secured Demand Notes, with or without prior notice.  In the event that the Company fails to repay the Secured Demand Notes on demand, ERP2 may elect to exercise all remedies available to it under the security documents related to the Secured Demand Notes, including (i) foreclosure on the assets subject to the Security Agreement, dated March 15, 2002, by and between the Company and Spescom, Ltd., and (ii) delivery of all the Company’s interests in Altris International Limited and Spescom Software Limited, pursuant to the Pledge Agreement, dated March 15, 2002, by and between the Company and Spescom, Ltd., both of which were assigned to ERP2 in connection with its purchase of the Secured Demand Notes.

Notwithstanding the foregoing, ERP2 is willing to forbear from seeking repayment of the Secured Demand Notes prior to December 21, 2007 in exchange of the following:

(1)	the Company shall pay to ERP2 (or its designees) a forbearance fee of $25,000 (the “Consent Fee”) not later than October 24, 2007; and

(2)
the Company agrees to reimburse to ERP2 expenses incurred by ERP2, including but not limited to legal fees, in connection with an intensive due diligence process to be commenced immediately, pursuant to which, among other items, ERP2 and  its representatives will work with Company management to develop a financing proposal from ERP2 based upon a detailed business plan and strategy for the Company (the “Financing Proposal”).

    The parties understand that ERP2 shall be responsible for the procurement of all accounting, legal, consulting and other advice in connection with the preparation of the Financing Proposal; and ERP2 agrees that the maximum obligation of the Company in connection with the reimbursement of such expenses (which may be payable to affiliates of ERP2) shall be $25,000.

    Other than the specific forbearance from exercising remedies under the Secured Demand Notes that is proposed hereunder, the parties acknowledge that ERP2 is not waiving any of its other rights with respect the Company or its investment therein, whether as shareholder or lender.  In addition, the parties acknowledge that the foregoing undertakings by ERP2 shall not be construed as a commitment to provide additional financing to the Company or to continue to forbear from exercising remedies under the Secured Demand Notes after December 21, 2007 and that any such additional financing or forbearance, and the terms thereof, shall be defined only pursuant to a subsequent written agreement or agreements between the parties hereto.

We look forward to your prompt concurrence with the foregoing.  Please do not hesitate to contact the undersigned with any questions.

Very truly yours,

ERP2 Holdings, LLC

By:  /s/ Richard Shorten
        Richard Shorten, Manager

Acknowledged and Agreed:

ENTERPRISE INFORMATICS, INC.

By:  /s/  John W. Low
        John W. Low
        Chief Financial Officer

Date:  October 22, 2007